As filed with the Securities and Exchange Commission on November __, 2011

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

SSTL, Inc.
(Name of small business issuer in its charter)

NEVADA	7948	27-3952902
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

128 Commercial Drive
Mooresville, NC 28155
 (Address and telephone number of principal executive offices and principal place of business)

Jason White, Chief Executive Officer
128 Commercial Dr.
Mooresville, NC 28115
(804).306.8217
(Name, address and telephone number of agent for service)

Copies to:

Brad Bingham Esq.
The Bingham Law Group, APC
 2173 Salk Avenue, Suite 250
Carlsbad, California 92008
(760) 230-1617 Office
(760) 579-7699 Fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ✓

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum a aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	1,337,500	$.02	$26,750.	$3.07

(1)   Estimated  solely  for  the  purpose  of  computing  the  amount  of the registration fee and based upon the  amount of  consideration  received  by SSTL, Inc. pursuant to Rule  457(a)  under the  Securities  Act of 1933, as amended.  As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-K requirements, certain factor(s) must be considered and utilized in determining the offering price.  The offering price of $0.02 per share was determined arbitrarily by us.  The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements. Should a market develop or occur for our securities, the market price may be far less than the offering price.  If and when our common stock is listed on the Over-the-Counter Bulletin Board the price will be established according to the demand of our common stock and will fluctuate based on the demand for our stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED November __, 2011

1,337,500 SHARES

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of an aggregate of 1,337,500 shares of our common stock, par value $.001, per share all of which shares of common stock were issued to the selling stockholders. Selling stockholders will sell their shares at a price of $0.02 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution". We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

Currently, there is no public market for our common stock and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application has been made for the common stock to be traded on the OTC Bulletin Board. However, there can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November __. 2011.

RED HERRING LANGUAGE---Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

TABLE OF CONTENTS

Page #
PROSPECTUS SUMMARY	4
THE COMPANY	4
THE OFFERING	7
USE OF PROCEEDS	7
DILUTION	8
RISK FACTORS	8
DIVIDEND POLICY	13
BUSINESS OF THE COMPANY	13
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	17
MANAGEMENT	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
DESCRIPTION OF SECURITIES	24
PENNY STOCK	25
SELLING STOCKHOLDERS	26
PLAN OF DISTRIBUTION	27
LEGAL PROCEEDINGS	29
LEGAL MATTERS	29
FORWARD LOOKING STATEMENTS.	29
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	29
EXPERTS	30
AVAILABLE INFORMATION	30
FINANCIAL STATEMENTS	31

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. When used in this prospectus, the terms "Company, "our," "ours" and "us" refer to GB Race Leasing, Inc., unless otherwise specified or the context requires otherwise.

THE COMPANY

The Company was incorporated in the State of Nevada on November 10, 2010 as GB Race Leasing, Inc. The name was changed to SSTL, Inc. on April 14, 2011.  We are a developmental stage motorsports equipment leasing company that intends to offer to lease custom built racing vehicles for use in the National Association for Stock Car Auto Racing ("NASCAR") "Camping World” truck racing series.  . Each vehicle consists of a chassis and a truck body, with no engine or transmission, (the vehicles are referred to in the motorsports industry as “Racing Trucks" or "Race Truck Chassis "). The vehicles are offered for lease to potential clients that compete exclusively in the NASCAR Camping World Truck Series (“NCWTS”) of sanctioned NASCAR oval track racing events at intermediate and superspeedway tracks.  We intend to offer to lease our vehicles to qualified companies and individuals for their use in racing competitions in the United States.

We intend to offer to lease our Racing Truck Chassis on a short term basis, usually from 7 to 10 days. Our Racing Trucks comply with NASCAR rules.  Our lessees must supply and install their own engines transmissions, driver seats and racing tires.  Our Racing Trucks are designed to race at ½ mile oval tracks, intermediate distance oval tracks (1 mile to 1.5 mile) and "superspeedway" tracks, such as those tracks located at Daytona, Florida and Talladega, Alabama.

Engines for use in our Racing Trucks are available to be leased from independent engine builders and lessors on a per race basis, or certain engines may be purchased from independent engine suppliers. We do not lease or offer to sell engines.

NASCAR is the only professional sanctioning body that conducts races in which our Racing Trucks complete.  NASCAR was established in 1948 to organize, sanction, and sponsor professional race events in automobile oval track and road course racing in North America.  NASCAR is a separate and distinct entity from us and we do not have any formal contractual arrangements with NASCAR.

On February 15, 2011, the Company acquired seven (7) customized NASCAR Racing Trucks from GB Investments, Inc.  Each of the Racing Trucks we acquired conforms to the rules of NASCAR and is eligible to compete in the NASCAR Camping World Truck Series.  The total purchase price for the seven (7) Racing Trucks was $140,000 USD.  We issued a total of 4,666,667 shares of our common stock valued at $.03 per share to GB Investments, Inc. as payment for the Racing Trucks.

Additionally on February 15, 2011, we acquired a motorcoach ("RV") for a purchase price of   $150,000 from GB Investments, Inc.  We issued a total of 5,000,000 shares of our common stock valued at $.03 per share to GB Investments, Inc. as payment for the RV.

The Company intends to lease the RV as part of a "leasing package" which includes our Racing Trucks and the RV.  We believe that offering the RVis desirable to potential lessees for the following reasons:

o	The RV will provide overnight accommodations for lessee's personnel at less than the cost of lodging at a hotel or motel;
o	The RV can be located on the grounds of the racing event, thereby saving time and expense of lessees personnel transportation between the lodging point and the track;
o	Lessee’s personnel can travel to the event in the RV thereby saving on transportation costs.

We may attempt to acquire additional new or used Race Truck Chassis if our business grows and there is demand for more equipment than we have available.  However, there can be no assurance that we will have available the necessary finances to acquire additional Race Truck Chassis, or even if we have the financial resources, that we will be able to obtain additional Race Truck Chassis at acceptable cost.

We intend to lease our Race Truck Chassis for any NASCAR Camping World Series events that are held at an approved track on the NASCAR race or test schedule(s).  Our Race Truck Chassis and related transportation equipment such as our RV are also for rent for use on testing and practice days at various tracks and circuits.

Marketing of our Race Truck Chassis is conducted by Jason White, our CEO, directly with potential lessees.  In addition, we intend to advertise the availability of our Race Truck Chassis in trade magazines other trade periodicals.

We have not generated any revenue to date.  We expect that revenue will be generated from Pro-Driver Development, Inc., ("Pro-Driver") a corporation in which Steven Urvan is a majority shareholder. Pro-Driver provides funding, development and training to inexperienced race drivers specifically for  NASCAR sanctioned racing.  Mr. Urvan is also the majority shareholder of GB Investments, Inc.  Since inception, we have received no revenues from Pro-Driver.  We have incurred a loss of $34,714 from inception through June 30, 2011.  Our auditor's report has expressed substantial doubt about our ability to continue as a going concern.

Management estimates that the cost of operating our business for the next 12 months will require additional capital of $100,000 consisting of: $30,000 for mechanics and engineers, $15,000 for replacement racing parts, $5,000 for local transportation equipment rental and transport drivers, $5,000 for fuel and lubricants, $10,000 for travel, $5,000 for at the marketing efforts and credentials, $17,500 for legal and $12,500 for accounting and audit fees. There can be no assurance that we will be able to raise any or all of the capital required. These factors indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

Meeting our capital requirement will be directly contingent on Mr. Urvan and his decision to advance us capital in the event that we are not able to raise capital from other sources.

Additionally, our ability to attract lessees will, in part, be dependent upon the success of our lessees in the races in which they compete. The race event finishing positions, especially finishing among the first ten places, will enhance our ability to attract capital and event sponsors to offset the cost of competing in racing events.   Should our lessees compete in races in which they finish in other than the first ten finishing places, those lessees ability to attract sponsors and advertising and promotion monies may be diminished.

Competition

We compete for lessees with other Race Truck Chassis rental organizations and racing teams that have excess   Race Truck Chassis that they may wish to rent for any particular racing event.  We believe that our Race Truck Chassis are equal to or superior to other Race Truck Chassis that may be offered to potential customers because of the Race Truck Chassis' manufacturer, structure, and design geometry.  We also believe that the lease charges for our Race Truck rentals are at competitive market leasing rates compared to those charged by our competitors.

Maintenance and Facilities

Our Race Truck Chassis and RV motorcoach are maintained and managed from a facility in Mooresville, North Carolina. We occupy approximately 16,000 square feet of these premise pursuant to a month-to-month oral lease with an unaffiliated party and for which we pay $3,500 per month  When needed, we will employ technical personnel and mechanics that are independent contractors.  We do not incur any costs for the use of this facility.  _

Relationship with our majority shareholder

Mr. Steven Urvan owns a majority interest in GB Investments, Inc., which owns approximately sixty seven percent (70%) of our outstanding common stock while our directors and officers collectively own less than three 3% of our common stock.  Mr. Urvan is also the majority shareholder of  Pro-Driver Development, Inc., a Nevada corporation that provides funding, development and training to inexperienced race drivers specifically for  NASCAR sanctioned racing.

Mr. Urvan is also majority stakeholder of TVP Investments, LLC. a limited liability company ("TVP"). In March of 2011, the Company established a $500,000 unsecured line of credit with TVP Investments, LLC (the "Line of Credit").   The terms of the Line of Credit provide for interest at 10% per annum on all outstanding balances; quarterly interest payments on outstanding balances are due at the end of each quarter respectively,  The availability of funds for draw down from this line of credit is subject to the approval of Mr.Urvan.  To date, no funds have been drawn on the Line of Credit.

Since the inception of the company we have borrowed monies from Mr. Urvan and his affiliates. On March 31, 2011 we borrowed $ 50,000 from TVP Investments, LLC ("TVP") a company whose managing member and majority membership interests are held by Mr. Urvan.  The indebtedness and all accrued interest are short term liabilities of the Company.

The Company has recurring losses from operations and our auditor has stated that there is substantial doubt about the Company's ability to continue as a going concern.  Further, continued losses could cause the Company to be unable to continue in the racing industry or to meet certain debt obligations. (see "Risk Factors" below). The Company believes that race equipment leasing requires significant capital outlays on a continual basis to successfully fund operations, but with adequate funding that profitable operations can be achieved. Without additional funding, the Company could discontinue operations. In addition, the current domestic recessionary trends, declines in GDP, and reduction in corporate hiring and marketing spending  has made it more difficult for developmental stage racing equipment companies, such as ours, to attract lessees.. .

We have $45,025 in cash as of October 31, 2011 and $500,000 available on our line of credit.  Our monthly expenses are approximately $5,000.  We will need to obtain additional funding to maintain continuing operations and there can be no assurance that such funding is, or will become available.

Revenue is expected to be derived from the leasing of Race Truck Chassis and our RV to motorsports organizations in the NASCAR Camping World Truck Series that are sanctioned by NASCAR and its affiliates.  There can be no assurance that we will be able to obtain any rental revenue in the future. We have conducted limited operations to date, and our operations will continue to be limited until such time as we are able to obtain additional funds to carry out our overall business plans.

THE OFFERING

Common stock offered by selling stockholders:	1,337,500

Common stock to be outstanding after the offering:	16,704,167

Offering Price Per Share	$.02 (until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.)

Use of proceeds:	We will not receive any proceeds from the sale of any common stock sold by the selling stockholders.

Proposed Over-The-Counter Bulletin Board Symbol:	SSTL

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Tax Considerations

You should consult your own tax advisor regarding tax consequences that might be associated with your investment in the shares of common stock.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

RISK FACTORS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed and, as a result, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

RISKS RELATED TO THE BUSINESS AND FINANCIAL CONDITION

We have a limited operating history, with historical losses.

We have a short operating history and must be considered to be in the development stage. We have no history of earnings or profits and there is no assurance that we will operate profitably in the future. There is no meaningful historical financial data upon which to base planned operating expenses. As a result of this limited operating history, it is difficult to accurately forecast our potential revenue. We have accumulated a total loss of ($34,714) from inception in November of 2010 through June 30, 2011. We intend to lease professionally race prepared NASCAR Camping World Series Race Truck Chassis to companies interested in competing in NASCAR events. There can be no assurance that we will be successful in leasing our Race Truck Chassis, and even if successful in leasing the equipment, that our operations will be profitable.

We estimate that for the 12 months ending September 30,,2011 the cost of operating the business will require additional capital of a minimum of one hundred ($100,000) and there can be no assurance that any or all of that additional capital will be available to the Company.

Our auditors have expressed substantial doubt as to whether our Company can continue as a going concern.

We have generated only limited revenues since our inception and have incurred substantial losses. We have had negative cash flow of approximately $25,000 since our inception. Our business plans estimate that we will need to raise $100,000 in additional capital to fund our operations through September 30, 2012 and there can be no assurance that we will be able to raise any or all of the capital required. These factors indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

Our existing principal stockholders exercise control of our Company.

GB Investments, Inc.is the beneficial owner of approximately 70% of our issued and outstanding common stock. Mr. Urvan is a majority shareholder of GB Investments, Inc.

TVP Investment, LLC has established a line of credit of $500,000.  The receipt of funds from this line of credit is subject to the approval of Mr.Urvan.  To date, no funds have been drawn on the line of credit. The terms of the line of credit contains annualized interest of 10%, quarterly interest payments paid by the Company on outstanding balances and requires a maximum quarterly draw down on the line of $100,000 per quarter.   Mr. Urvan may have a conflict of interest should we determine to draw upon the line of credit. He will have to determine, whether it is in the best interest of TVP Investments, LLC to approve or decline the "loan “ or, as our control shareholder, if it is in our best interest to approve the loan.

In addition, Mr. Urvan is the majority shareholder of Pro Driver Development, Inc. a company to which we intend to lease our Race Truck Chassis..  Mr. Urvan may have a conflict of interest should we determine to continue to lease our Race Truck Chassis to Pro Driver Development Inc.  He will have to determine, as the control shareholder of Pro Driver Development, Inc. whether it is in the best interest of our Company to approve or decline providing a Race Truck for a specific event or, as our controlling shareholder, it is in our best interest to lease a Race Truck to Pro Driver Development, Inc..

Further, Mr.Urvan will be able to determine the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, even if this change in control would benefit stockholders.

We must enter into and maintain a good working relationship with NASCAR

To be successful, we must create and maintain a good working relationship with the sanctioning body of the racing events in which our lessees may compete, NASCAR. Without a good relationship with NASCAR, NASCAR may at its sole discretion disallow our Race Truck Chassis from competing in any or all of their sanctioned events for an indefinite period of time. We do not have any continuing contractual relationship with NASCAR.

Our Race Truck Chassis are subject to changes in technology and competitiveness.

Our Race Truck Chassis contain current technologies that may cease to be legal or competitive as the rules, and regulations of NASCAR may be modified and technologies are updated.  Additionally, motorsports governing bodies are expected to regularly hold discussions with the manufacturers and competitors regarding implementing updated models and technologies that may have an adverse effect on our Company.  To the extent that NASCAR may change its rules and regulations so that our Race Truck Chassis do not comply with the changed rules or regulations, our business will be adversely affected.

We face competition from better capitalized competitors.

Competition in the Race Truck rental business is intense, and is defined by equipment availability, reliability, service and price. Our competitors, which include other motorsport race teams who have excess Race Truck Chassis available for rent, may seek to compete aggressively on the basis of pricing or availability. To the extent that we choose to match our competitors’ downward pricing, it could have a material adverse impact on our results of operations. To the extent that we choose not to match or remain within a reasonable competitive distance from our competitors’ pricing, it could also have an adverse impact on our results of operations, as we may lose rentals to lower priced competitors.  There can be no assurance that we will be able to create or maintain a competitive position.

The success of our operations may be dependent upon the success of our lessees in racing events.

Our ability to fully implement our business plan and the success of our operations will be to a great extent, dependent upon the success of our lessees.  If our lessees fail to qualify for races or finish poorly in races on a regular basis, the success of our operations will be adversely impacted. Generally, racing teams that fail to qualify cannot generate any purse revenue and may experience a reduction in fan interest and/or sponsorship appeal. We believe that if our lessees win, or finish within the top 10 finishing places in a race, our ability to attract additional lessees will be enhanced.  There can be no assurance that our lessees will win or finish within the first 10 finishers in any race.

We may incur liability for personal injuries.

Racing events can be dangerous to participants and to spectators. We maintain insurance policies that provide coverage within limits that in our judgment are sufficient to protect us from material financial loss due to liability for personal injuries sustained by, or death of, our personnel or spectators in the ordinary course of our business. Our insurance may not be adequate or available at all times and in all circumstances. In the event that damages for injuries sustained by our participants or spectators exceed our liability coverage or the insurance company denies coverage, our financial condition, results of operations and cash flows could be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

We do not have total loss insurance for the racecars we lease or own.

Due to the high cost of property damage insurance, we have chosen not to carry total loss insurance for our Race Truck Chassis.  In the event of a loss occurrence, we may lose or be liable for as much as the total value of the Race Truck which is damaged.  The loss could be as much as $125,000, which would be a material loss to us and could cause us to cease operations.  While we are indemnified by our lessees for any property damage that may occur while the rented Race Truck is in the possession of lessees, there can be no assurance that the lessees have the financial capability to reimburse us for the damage occurring during their rental period. To the extent we are not reimbursed for such damage, our business would be adversely affected.

We will need additional financing, which may not be available.

Our future success will depend on our ability to raise additional funds and our ability rent our Race Truck Chassis on a regular basis. No commitments to provide additional funds have been made by management and no agreements with lessees have been entered into other than a Line of Credit Agreement with TVP Investments, Inc.  Funds available for use under the Line of Credit are solely within the discretion of TVP. Our ability to arrange additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms. If additional financing is raised by the issuance of our shares, control of the Company may change and stockholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

We are dependent on our key personnel.

Our management is currently controlled and operated by Jason White, our President and Susan Lokey, our Secretary and Treasurer and Mr. Urvan as our control shareholder. Our success will depend in large part upon the continued services of these individuals. Mr. White presently devotes only 10% or less of his time to our business and Ms. Lokey presently devotes approximately 15%of her time to our business. The death or loss of the services of either of the above named could have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance on these individuals.  In the event of the loss of any key personnel, there can be no assurance that we will be able to find competent replacements in a timely manner.  Additionally, we are also dependant on the good will and good standing relationship with Mr. Urvan.

Mr. Urvan owns a majority interest in  GB Investments, Inc., which owns approximately sixty seven percent (67%) of our outstanding common stock   Mr. Urvan is also the majority owner Pro-Driver Development, Inc., a Nevada corporation that to which we intend to lease our vehicles .  Mr. Urvan is also the majority shareholder of TVP Investments, LLC. a limited liability company ("TVP").  In March of 2011, the Company established a $500,000 unsecured line of credit with TVP Investments, LLC, Mr. Urvan's decisions regarding our business can have a profound effect on our operations.  Any impairment of the good will of Mr. Urvan will have a material adverse affect upon our ability to continue our operations.

Our business revenue generation model is unproven and could fail.

Our revenue model is new and evolving, and we cannot be certain that it will be successful.. Our ability to generate revenue depends, among other things, on our ability to achieve success with our management team’s limited time devoted to our business in the motorsports industry. The potential profitability of this business model is unproven for companies of our size. Accordingly, we cannot assure you that our business model will be successful or that we can sustain revenue growth or achieve or sustain profitability. If our business model is not successful we could be forced to curtail our operations.

The current downturn in the economy and decrease in consumer spending could reduce sanctioning fees received by our primary series.

Our Company’s revenue is indirectly contingent upon the viability of our sanctioning body NASCAR.  NASCAR receives a portion of its revenue from sanctioning fees paid by track owners.  Due, to the current economic recession, track owners have sustained significant losses from reduced spectator spending as a result of a decrease in consumer discretionary spending.  The NASCAR Camping World Truck Series might be forced to delete certain markets from its schedule, thereby reducing the potential for us to rent our Race Truck Chassis  and reducing our  potential to attract lessees.

The current recession and the downturn of the international auto industry could negatively affect the motorsports industry.

The current financial challenges, congressional hearings and cost restructuring facing the global auto industry has reduced the demand for the motorsports industry’s products and services.  Manufactures have elected to cease participation in various racing events, as well as decreasing the manufacture of certain models of trucks which are represented in the NASCAR Camping World Truck Series racing events our lessees may participates in. Manufacturers have also reduced marketing budgets and funds for these events significantly. To the extent the global recession continues to affect the automobile and truck industries, our business will be affected negatively.

The downturn in the current global economy could have a material impact on the results of our operations.

The current downturn in the economy has resulted in the decrease of marketing and promotional dollars from small and large companies and auto manufacturers.  This decrease has resulted in reduced spending directly related to the motorsports industry and correlates to a decrease in our rental opportunities.

We will incur additional costs for being a small, public reporting company.

We will be a fully reporting and publicly traded company.  There will be additional non-operating costs associated with being a public company.  Additionally, we have a management team that is inexperienced in managing publicly traded companies.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and may affect the ability of our stockholders to realize any trading price of our common stock when and if a trading market develops for our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 30% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

RELIANCE ON INFORMATION ONLY IN THIS PROSPECTUS

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

DIVIDEND POLICY

We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our board of directors may deem relevant.

BUSINESS OF THE COMPANY

Background and Company History

The Company was incorporated in the State of Nevada on November 10, 2010 as GB Race Leasing, Inc. The name was changed to SSTL, Inc. on April 14, 2011.  We are a developmental stage motorsports equipment leasing company that offers to lease custom built racing vehicles for use in the National Association for Stock Car Auto Racing ("NASCAR") "Camping World Series" truck racing vehicles. Each vehicle consists of a chassis and a truck body, with no engine or transmission, (the vehicles are referred to in the motorsports industry as "Race Truck Chassis "). The vehicles are offered for lease to potential clients that compete exclusively in the NASCAR Camping World Truck Series (“NCWTS”) of sanctioned NASCAR oval track racing events at intermediate and superspeedway tracks.  We offer to lease our vehicles to qualified companies and individuals for their use in racing competitions in the United States.

We offer to lease our Racing Trucks on a short term basis, usually from 7 to 10 days. The Racing vehicles that we offer to lease to our clients comply with NASCAR rules.  Our lessees must supply and install their own engines transmissions, driver seats and racing tires.  Our racing vehicles are designed to race at ½ mile oval tracks, intermediate distance oval tracks (1 mile to 1.5 mile) and "superspeedway" tracks, such as those tracks located at  Daytona, Florida and Talladega, Alabama.

NASCAR is the only professional sanctioning body that conducts races in which our racing vehicles complete.  NASCAR was established in 1948 to organize, sanction, and sponsor professional  race events in automobile oval track and road course racing in North America.  NASCAR is a separate and distinct entity from us and we do not have any formal contractual arrangements with NASCAR.

On February 15, 2011, the Company acquired 7 customized NASCAR racing vehicles (sometimes referred to herein as our "Racing Trucks") from GB Investments, Inc.  Our majority shareholder, Steven Urvan is a majority shareholder of GB Investments, Inc.  Each of the Racing Trucks we acquired conforms to the rules of NASCAR and is eligible to compete in the NASCAR Camping World Truck Series.  The total purchase price for the 7 racing trucks was $140,000 USD.  We issued a total of 4,666,667 shares of our common stock valued at $.03 per share to GB Investments, Inc..

Additionally on February 15, 2011,  we acquired a motorcoach  ("RV") for a purchase price of $150,000 from GB Investments, Inc.  We issued a total of 5,000,000 shares of our common stock valued at $.03 per share to GB Investments, Inc.

Camping World Truck Series

The NASCAR Camping World Truck Series features modified pickup trucks. It is one of the three national divisions of NASCAR, together with the Nationwide Series and the Sprint Cup.  In 1994, NASCAR announced the formation of the NASCAR SuperTruck Series. The first series race followed in 1995. In 1996, the series was renamed the NASCAR Craftsman Truck Series to emphasize Craftsman's (a division of Sears Corporation) involvement.  Commencing in 2009 the series became the Camping World Truck Series.  For the remainder of 2011 there are 6 scheduled NASCAR Camping World Truck Series races.

Our Race Truck Chassis

Our Race Truck Chassis  consist of a chassis, a truck body, brakes, transport tires, rear-end differential, and a set of travel shock absorbers.  Lessees provide their own engines, transmissions, competition tires, shock absorbers and driver's seat.  Our Race Truck Chassis  are configured to allow standard installations of lessee’s competition equipment.  Our Race Truck Chassis  meet the NASCAR standards set forth in the following table:

Camping World Truck Series – Race Truck Specifications

Chassis: Steel tube frame with safety roll cage, must be NASCAR standards
Wheelbase: 112 in (2,845 mm)
Steering: Power, re-circulating ball
Length: 5,286 mm (208 in)
Height: 51 in (1,295 mm)
Width: 72.5 in (1,841 mm)
Fuel Capacity: 18 US gal (68 L)
Certified by NASCAR tech officials
Numbered by NASCAR tech officials

The specifications of Racing Truck Chassis used in the NASCAR Camping World Truck Series is subject to updates and changes by NASCAR.

The replacement cost of a new Race Truck from a proven supplier is approximately $125,000. New Race Truck Chassis  are available from several suppliers.  The prices of acceptable used Race Truck Chassis, as of the date of this Prospectus, range between $25,000 and $75,000.

Bodies of our Race Truck Chassis are hand laid by known craftsman and are wind tunnel tested and modified within the rules and regulations of NASCAR.  These bodies can cost between $8,000 for a basic short track body with limited wind tunnel testing to $15,000 for a super-speedway body that has had wind tunnel testing for wind resistance or “drag” and lateral “bite” or traction.  Additional wind tunnel testing might be required, but at additional costs to the Race Truck lessee..   The truck body is included in the price of the trucks that we acquire.

Marketing

Marketing of our Race Truck Chassis and RV is conducted by Jason White, our CEO and a current NASCAR Camping World Series Race Truck driver, primarily through his personal contacts throughout the motorsports industry.  In addition, we intend to advertise the availability of our rental equipment in trade magazines other trade periodicals and websites.

As part of our marketing strategy, we intend to lease the RV as part of a "leasing package" which includes our Racing Trucks and the RV.  We believe that offering the RV is desirable to potential lessees for the following reasons:

o	The RV will provide overnight accommodations for lessee's personnel at less than the cost of lodging at a hotel or motel
o	The RV can be located on the grounds of the racing event, thereby saving time and expense of lessees personnel transportation between the lodging point and the track; and
o	Lessee’s personnel can travel to the event in the RV thereby saving on transportation costs.

We intend to lease our Race Truck Chassis for any NASCAR Camping World Series event that is an approved track on the NASCAR race or test schedule(s).  Our Race Truck Chassis and related equipment are also for rent for use on testing and practice days at various tracks and circuits.

Our ability to market our Race Truck Chassis and attract new lessees and repeat lessees will, in part, be dependent upon the success of our lessees in the races in which they compete. The finishing positions and top 10 finishing places of our lessees using our Race Truck Chassis to compete in a race will enhance our lessee's ability to attract capital and sponsors to offset the cost of competing in racing events.  A lack of, or decrease in "Top 10 or better" finishing places, could diminish our clients ability to attract sponsors, thereby diminishing their ability to rent our Race Truck Chassis

Terms of Our Rental Agreement

As a condition to leasing our Race Truck Chassis or related equipment, potential lessees must provide us with evidence of their credit worthiness and ability to fulfill the leasing agreement, as well as the names of the drivers and ancillary personnel.  We will determine from this information whether we will lease our Race Truck Chassis to the potential lessee.

Our Race Truck Chassis can lease for $7,500 per event or can be leased on a flat rate plan to be negotiated by the Company.

Our lease agreement stipulates the race and race track in which the truck is used, the make of the truck and the body design, and the amount of damage the renter is responsible for.  We take responsibility for minor crash damage that occurs in a given event to a limit of $500 in labor and parts.  Any damage in excess of this amount is the responsibility of the renter.  The Company determines the extent of the damage and the costs to repair the damage.  In certain instances, special insurance can be obtained private party to insure the Race Truck Chassis against loss.

Our Race Truck Chassis and related equipment are managed from a facility in Mooresville, North Carolina.

Business Strategy

Facilities and Maintenance

Maintenance and race customization is an ongoing effort in motorsports.  Mr. White will supervise mechanics and technicians who are independent contractors and are hired on an as needed basis to maintain regular scheduled updates and to make equipment and body changes required for certain racing events. Our Race Truck Chassis are located and managed at a facility in Mooresville, North Carolina.  We occupy approximately 16,000 square feet of these premises pursuant to a month-to-month oral lease with an unaffiliated party,

Competition

Competition in the Race Truck rental business is robust and is determined by equipment availability, reliability, service, competitiveness and price. Our competitors, which include other motorsports race teams who have excess Race Truck Chassis available for lease, may seek to compete aggressively on the basis of pricing or availability. To the extent that we choose to match our competitors’ downward pricing, it could have a material adverse impact on our results of operations. To the extent that we choose not to match or remain within a reasonable competitive distance from our competitors’ pricing, it could also have an adverse impact on our results of operations, as we may lose rentals to lower priced competitors.  There can be no assurance that we will be able to create or maintain a competitive position.

Employees

As of September 30, 2011, we have no full-time employees. Our only employees consist of executive management personnel, all of whom devote 15% or less of their time to our business affairs. We intend to hire full time employees when and if we have the financial resources to do so. Until such time as we are in a position to hire full time employees, we will hire independent contractors to perform work for us on an as needed basis. None of our employees are represented by a labor union or a collective bargaining agreement. We consider our relations with our Management employees to be good.

Property

We do not own any real property. Our offices are located at 128 Commercial Drive, Mooresville, NC.  We occupy approximately 16,000 square feet of these premises pursuant to a month-to-month oral lease with an unaffiliated party,

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Plan of Operation

Overview

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

We are a small  race truck chassis leasing business that has  conducted limited operations to date.

The company plans to achieve the following milestones through December 31, 2011.

Twelve Months ending December 31, 2011

The first phase of business development efforts of SSTL, Inc. regarding Racing Truck leasing model was  commenced and the first series of meetings with potential rental clients is expected to realize related party and unrelated party rental income in the fourth quarter of 2011.   The Company intends to, add certain additional assets to be offered in its leasing program for both Racing Trucks and RV's , should we generate sufficient revenues or obtain additional capital,,of which there can be no assuance.  Also, during this time, we will be expanding our marketing and business development efforts.

The Company plans to continue to maintain its current executive staff consisting of Jason White as CEO and lead sales executive, and Susan Lokey as CFO.  These executives will work for no cash compensation, and continue the business development efforts and acquisition of potential leasing clients of the Company identify race track and similar venues that might be of interest to leasing clients, introduce Race Truck testing activities for teams and plan for and deploy marketing and social media strategies. The Company anticipates that it will spend approximately $10,000 to conduct the abovementioned activities.

We are a development stage business and have had no revenue since our formation. There can be no assurance that we will be able to attract or retain customers for our Race Truck Chassis.  Further, there can be no assurance that even if revenues are generated by SSTL, that those revenues will be sufficient to enable the Company to maintain its operations.

Through December 31, 2012

When management believes that the Race Truck leasing market has been successfully accomplished, we will commercially introduce other type of rental race cars which is anticipated to be during the first quarter of 2013.  We intend to continually develop new rentals and types of race cars for the SSTL business into the foreseeable future. There can be no assurance that we will complete the development of the initial Race Truck leasing program for SSTL, and even if completed, that SSTL Race Truck leasing program may not generate any revenues.

The Company will need to secure additional financing in the future to continue to maintain and add new Race Truck Chassis, attract customers, and start generating revenues. Our business plans estimate that we will need $100,000 to fund our operations after September 30, 2012 and there can be no assurance that we will be able to raise any or all of the capital or that Mr. Urvan will advance us capital from the line of credit that has been established for the Company.  It is anticipated that the Company will generate revenue starting in the fourth quarter of 2011; however, there can be no assurance that if in fact the Company does generate revenue starting in late 2011, that such revenues would be sufficient to sustain or grow the operations.

Results of Operations

Revenues

For the period from November 10, 2010 (Inception) through June 30, 2011, SSTL recognized no revenues. We are still a development stage company and do not expect to begin generating revenues until late 2011.

Operating Expenses

Total operating expenses for November 10, 2010 through the quarter ended June 30, 2011, and the period November 10, 2011 through June 30, 2011 was $18,556, and $34,714 respectively.  These expenses consisted primarily of fees incurred in the formation of SSTL for legal and accounting as well as $12,778 for amortization and depreciation and $5,175 for general and administrative from inception through March 31, 2011 and $19,861 for amortization and depreciation and $14,534 for general and administrative from inception through June 30, 2011.  General and administrative expenses consisting primarily of corporate costs and office supplies totaled approximately $1,000 in the above referenced periods.

Net Loss

From (inception) November 10, 2010 the quarter ended March 31, 2011, and (inception) November 10, 2010 through June 30, 2011, the Company incurred a net loss of $$18,556 and $34,714, respectively, due primarily to operating expenses as described above.

Capital Resources and Liquidity

Net cash used in operating activities was $5,175 for (inception) November 10, 2010 through the period ended March 31, 2011, and  $13,200 from (inception) November 10, 2010 through June 30, 2011.  This was primarily attributable to the payment of development and corporate fees.

Net cash provided by financing activities during the period November 10, 2010 through March 31, 2011 was $ 5,175 compared to (inception) November 10, 2010 through June 30, 2011 which was $13,220 and resulted from the Company's sale of common stock via a private placement.

We currently rely on cash flows from financing activities to fund our capital expenditures and to support our working capital requirements. We expect that future cash requirements will principally be for capital expenditures and working capital requirements.

Critical Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.. Without further funding, we anticipate running out of cash after March 31,2011, and accordingly our current cash balances will not be sufficient to fund our operating expenses after March 31, 2012. We have generated no revenues since our inception and have incurred a net loss of $34,714 and net cash used in operations of $5,175.  Unless we begin generating revenues in the near future. We anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability. We expect to continue to incur losses for the foreseeable future. In order to achieve profitable operations we need to generate significant revenues from leasing fees..  We cannot be certain that our business strategies will be successful or that will we generate significant revenues and become profitable. Additionally, we will need to obtain additional public or private equity financings or debt financings in order to continue operations.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Upon the generation of revenue, the Company shall follow the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured. Subscription revenues shall be recognized over the period benefited. Deferred revenues shall be recorded when cash has been collected, however the related service has not yet been provided.

Income taxes

The Company uses the liability method of accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance can be provided for a net deferred tax asset, due to uncertainty of realization.

Net loss per common share

Net loss per common share is computed pursuant to ASC No. 260 "Earnings Per Share." Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of October 31, 2011.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-4, which amends the Fair Value Measurements Topic of the Accounting Standards Codification to help achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards.  ASU No. 2011-4 does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting.  The ASU is effective for interim and annual periods beginning after December 15, 2011. The Company will adopt the ASU as required.  The ASU may affect the Company's fair value disclosures, but will not affect the Company's results of operations, financial condition or liquidity.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" ("ASU 2010-06"). ASU 2010-06 requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. ASU 2010-06 amends Codification Subtopic 820-10 to now require (1) a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements, and (3) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Since the requirements of ASU 2010-06 only relate to disclosure, the adoption of this guidance did not have an effect on our financial position or results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

Experienced and Dedicated Personnel

We intend to maintain a highly competitive team of experienced and technically proficient employees and motivate them through a positive work environment and stock ownership. We believe that employee ownership, which may be encouraged through a stock option plan, is essential for attracting, retaining and motivating qualified personnel. While we have not yet adopted a stock option plan, we intend to do so in the near future.

Financing Needs

Including the net proceeds from the private placement stock offering, the Company may only have sufficient funds to conduct its operations through March 31, 2012. It is anticipated that the Company will generate revenue starting in late 2011, however, there can be no assurance that if in fact the Company does generate revenue starting in late 2011, that such revenues would be sufficient to sustain or grow the operations.  It is therefore anticipated that the Company will need additional capital in order to continue operations.

The Company presently does not have any available credit, bank financing or other external sources of liquidity, other than the net proceeds from the private placement offering and line of credit.   Due to its brief history and historical operating losses, the Company's operations have not been a source of liquidity. The Company will need to obtain additional capital in order to continue operations. In order to obtain capital, the Company may need to sell additional shares of its common stock or borrow funds from private lenders. There can be no assurance that additional financing will be available in amounts or on terms acceptable to the Company, if at all.

The Company cannot guarantee that it will be able to obtain additional capital. The Company will seek capital from the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. The recent downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise the funds required, it is possible that it could incur unexpected costs and expenses, or experience unexpected cash requirements. Further, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of the Company's common stock. If additional financing is not available or is not available on acceptable terms, the Company will have to curtail or may even cease its operations.

Recent Financings

During the period November 10, 2010 (Inception) through June 30, 2011, the Company raised $27,750 in private financing from accredited investors. These funds were utilized for the daily operating activities of the company. The investors purchased shares from the Company at $.02 per share. In addition, on February 15, 2011, we borrowed $50,000 from TVP Investments, LLC pursuant to an unsecured one year promissory note. The note bears interest at 10% per annum.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not had any disagreements with our accountants.

MANAGEMENT

Name	Age	Position
Jason White	33	Chairman of the Board, President ,& CEO
Susan T. Lokey	36	Chief Operating Officer and Director

Jason White – Mr. White is currently the racing driver for Joe Denette Motorsports #23 NASCAR Camping World Series Gunbroker.com Chevrolet Racing Truck.  In addition, from 2004 until this date, Mr. White has been the President of Sports One Marketing, a Company that manages sales, personal appearances, promotional events, and business management for professional sports figures.  He has been involved with NASCAR racing since 1999 as a driver, engineer and in various operations positions of motorsports related companies.  He brings seventeen years of experience in the racing industry beginning with winning six Virginia based karting state titles through to NASCAR’s second highest racing series known as the Busch Series.  Through his racing endeavors, Mr. White has been involved in the day to day operations of racing including managing personnel, purchasing equipment, scheduling and staffing for racing events, participating in research and development, and piloting the actual race car or truck in national racing events.   The current racing team that Mr. White drives for is a partner in a  NASCAR truck racing team with Mr. Urvan.  Mr. White spends 10% of his time managing our company.

Susan T. Lokey –  From 2006 until the date of this prospectus, Ms.Lokey has served as Chief Financial Officer of TVP Investments LLC.  She joined TVP Investments LLC in 2002 and served in various capacities until 2006, when she became CFO.  Ms. Lokey has over eighteen years experience in accounting, financial reporting and auditing.  Prior to joining TVP Investments, Susan was Manager of the Sales Audit and Sales Accounting department at The Home Depot corporate offices.  In this capacity, she had a staff of 120 accountants and auditors that provided daily key retail sales statistics to the President and Chief Financial Officer of the company.  Other positions include Treasury Specialist at Fosterlane Management Corporation managing the organization’s domestic and international assets and investment strategies and Financial Officer at Bartow County Bank.  Susan received her Bachelors of Business Administration from Kennesaw State University in 1992 and is a Certified Public Accountant.  She is licensed to practice in the State of Georgia.  Ms. Lokey spends 15% of her time managing the affairs of our Company.

Management Compensation

There are no written employment agreements with management. Management compensation will be determined by the board of directors based upon revenues and profits, if any, of the Company.

Executive Compensation

Our current officers receive no compensation. There are no current employment agreements between the Company and its executive officer or understandings regarding future compensation.

The directors and principal officers have agreed to work with no remuneration until such time as the Company receives sufficient revenues necessary to provide proper salaries. The officers and directors have the responsibility to determine the timing of remuneration for key personnel.

The Company does not intend to pay employee directors a separate fee for their services.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (3)	All Other Compensation ($)

Jason White, President Chief Executive Officer	2010	0	0	0	0

Susan Lokey, Secretary & Treasurer	2010	0	0	0	0

Director Independence

Our board of directors is currently composed of two members, who do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market.  The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us.  In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules.  Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the issued and outstanding shares of our common stock as of the date of this Registration Statement by the following persons:

1.	Each person who is known to be the beneficial owner five percent (5%) or more of our issued and outstanding shares of common stock;
2.	Each of our Directors and executive Officers; and
3.	All of our Directors and Officers as a group

Name	No. of Shares Owned	% of Stock Outstanding

Jason White	400,000	2.4%

Susan Lokey	100,000	..06%

GB Investments, Inc.(1)	11,666,667	70%

Directors & Officers as a Group
Total	12,166,667	73%	%

(1) Stevan Urvan has full investment authority for these shares.

**
Long Term Incentive Awards

Option Grants in Last Fiscal Year

We did not award options to our executive officers in 2010 under any incentive plans.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

There were no option exercises by our executive officers in 2010.

Employment Contract and Termination of Employment Agreements

We have no employment agreements with any officers or employees.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

SEC Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Long Term Incentive Plans

There are no long term incentive plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our majority shareholder is GB Invetments, Inc.  Mr Steven Urvan  is the majority shareholder of GB Investments, Inc.. Mr Urvan is also the managing member of TVP Investments, Inc. On, February 15, 2011 TVP Investments, LLC loaned $50,000 to us and we executed an unsecured promissory note, bearing interest at 10% per annum, which requires repayment in monthly principal payments of $4,166 and accrued interest payable quarterly.

TVP Investment, LLC has established a line of credit with the Company of $500,000.  The receipt of funds from this line of credit is subject to the approval of Mr.Urvan.  To date, no funds  have been drawn on the line of credit. The terms of the line of credit contains annualized interest of 10%, with quarterly interest payments paid by the Company on outstanding balances.   Mr. Urvan may have a conflict of interest should we determine to draw upon the line of credit. He will have to determine, whether it is in the best interest of TVP Investments, LLC to approve or decline the "loan “ or, as our control shareholder, if it is in our best interest to approve the loan.

The current racing team that Mr. White drives for is a partner in a  NASCAR truck racing team with Mr. Urvan.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001. As of June 30, 2011, there were 16,766,667 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our Company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Our Articles of Incorporation do not provide for cumulative voting rights for the election of directors, However, Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Some of the substantive provisions include laws relating to annual election of directors, removal of directors without cause, removal of directors by court proceedings, indemnification of officers and directors, directors standard of care and liability of directors for unlawful distributions. The aforesaid Section does not apply to any corporation which, among other things, has outstanding securities designated as qualified for trading as a national market security on NASDAQ if such corporation has at least eight hundred holders of its equity securities as of the record date of its most recent annual meeting of shareholders. It is currently anticipated that we may be subject to Section 2115 of the California General Corporation Law which, in addition to other areas of the law, will subject us to Section 708 of the California General Corporation Law which mandates that shareholders have the right of cumulative voting at the election of directors.

Preferred Stock

We are authorized to issue up to 10 million shares of preferred stock.  We currently have no outstanding shares of preferred stock. The board of directors has the authority, without further action by our stockholders, to issue up to 10 million shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although they presently have no intention to do so, the board of directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change of control of us.

General

Our board of directors has the authority, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, privileges and limitations of the preferred stock. The rights, preferences, powers and limitations on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. As of the date of this Prospectus, there were no Series of Preferred Stock designated by the board of directors, nor was there any Preferred Stock outstanding.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•
disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules will discourage investor interest in and limit the marketability of our common stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the Selling Stockholders. The term “Selling Stockholders” includes the persons and entities named below, and their transferees, pledges, donees, or their successors. We will file a supplement to this prospectus to name any successors to the Selling Stockholders who will use this Prospectus to resell their securities. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. Assuming the Selling Stockholders sell all the shares registered below, none of the Selling Stockholders will continue to own any shares of our common stock.

Selling Shareholders Table (1)	Total Number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of Shares Offered	Percentage of shares owned after the offering assuming all of the shares are sold(2)(3)
Steven Verska	250,000	1.54%	250,000	0
Kimberly Verska	250,000	1.54%	250,,000	0
Donald Gasgarth	250,000	1.54%	250,000	0
Jeffrey Zwitter	250,000	1.54%	250,000	0
Dr. Robert Zayas(4)	50,000	0.3%	50,000	0
Z Healthcare Management LP(5)	50,000	0.3%	50,000	0
Craig Bentham	25,000	0.15%	25,000	0
Edward Rammrath	25,000	0.15%	25,000	0
Fortress Resources, LLC(6)	25,000	0.15%	25,000	0
Richard Ware	25,000	0.15%	25,000	0
Jeffrey P. Bash	825,000	4.95%	25,000	4.8%
Augustus B. O'Connell, Jr.	825,000	4.95%	25,000	4.8%
Roy Montgomery	25,000	0.15%	25,000	0
Russell Neinast	25,000	0.15%	25,000	0
Capital Strategy Partners, LLC(7)	25,000	0.15%	25,000	0
Raymond Gerrity	25,000	0.15%	25,000	0
William Kohlmeyer	25,000	0.15%	25,000	0
Rodney Hoffman	25,000	0.15%	25,000	0
Total	1,337,500

(1)	None of the selling shareholders are broker-dealers or affiliates of broker-dealers
(2)	Assumes all shares offered by this Prospectus are sold.
(3)	Number of shares includes shares issued to the selling shareholders in connection with the private placement of securities by the Company..
(4)	Includes 25,000 shares owned by Z Healthcare Management LP. Dr. Robert Zayas has full investment authority for these shares
(5)	Includes 25,000 shares owned by Dr. Robert Zayas who has full investment authority over these shares
(6)	Timothy Koziol has full investment authority for these shares.
(7)	Chad Arnold has full investment authority for these shares.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. There can be no assurance that the Company will be approved for listing on the OTC Bulletin Board. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

No broker dealer received any securities as underwriting compensation.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by The Bingham Law Group APC., Carlsbad, California.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

Ronald A. Chadwick. P.C., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2009and 2008 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

The Bingham Law Group, Carlsbad California has acted as legal counsel for us in connection with this Offering.

 AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of SSTL, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

SSTL, Inc.
A Development Stage Company)

FINANCIAL STATEMENTS

For The Period From November 10, 2010 (Inception)
Through March 31, 2011
and
And For The Period November 10, 2010 (Inception)
Through June 30, 2011 (Unaudited)

SSTL, Inc.
(A Development Stage Company)
Financial Statements

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SSTL, Inc.
Mooresville, North Carolina

I have audited the accompanying balance sheet of SSTL, Inc. as of March 31, 2011, and the related statements of operations, stockholders' equity and cash flows for the period from November 10, 2010 (Inception) through March 31, 2011. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SSTL, Inc. as of March 31, 2011, and the results of its operations and its cash flows for the period from November 10, 2010 (Inception) through March 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered a loss from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	Ronald R. Chadwick, P.C.
September 20, 2011	RONALD R. CHADWICK, P.C.

SSTL, Inc.
(A Development Stage Company)
BALANCE SHEETS

		June 30, 2011
	Mar. 31, 2011	(Unaudited)

ASSETS

Current assets
Cash	$50,825	$47,605
Total current assets	50,825	47,605

Fixed assets - net	277,222	282,361

Total Assets	$328,047	$329,966

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	-	1,314
Accrued interest payable	603	922
Note payable - current	50,000	50,000
Total current liabilties	50,603	52,236

Total Liabilities	50,603	52,236

Stockholders' Equity
Preferred stock, $.001 par value; 25,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.001 par value; 100,000,000 shares authorized; 9,766,667 shares issued and outstanding	9,767	9,767
Additional paid in capital	286,233	321,233
Deficit accumulated during the development stage	(18,556)	(53,270)

Total Stockholders' Equity	277,444	277,730

Total Liabilities and Stockholders' Equity	$328,047	$329,966

The accompanying notes are an integral part of the financial statements.

SSTL, Inc.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	Period From Nov. 10, 2010 (Inception) To Mar. 31, 2011	Period From Nov. 10, 2011 (Inception) To June 30, 2011 (Unaudited)

Revenues	$-	$-

Operating expenses:
Amortization & depreciation	12,778	19,861
General and administrative	5,175	14,534
	17,953	34,395

Gain (loss) from operations	(17,953)	(34,395)

Other income (expense):
Interest expense	(603)	(319)

Income (loss) before provision for income taxes	(18,556)	(34,714)

Provision for income tax	-	-

Net income (loss)	$(18,556)	$(34,714)

Net income (loss) per share
(Basic and fully diluted)	$(0.01)	$(0.00)

Weighted average number of common shares outstanding	2,930,000	9,766,667

The accompanying notes are an integral part of the financial statements.

SSTL, Inc.
(Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock		Additional	Deficit Accumulated During The
		Amount	Paid in	Development	Stockholders'
	Shares	($.001 Par)	Capital	Stage	Equity

Balances at November 10, 2010	-	$-	$-	$-	$-

Shares issued for cash	100,000	100	900	-	1,000

Shares issued for assets	9,666,667	9,667	280,333	-	290,000

Capital contributions - related party	-	-	5,000	-	5,000

Net income (loss) for the period				(18,556)	(18,556)

Balances at March 31, 2011	9,766,667	$9,767	$286,233	$(18,556)	$277,444

Capital contributions - related party	-	-	35,000	-	35,000

Net income (loss) for the period				(34,714)	(34,714)

Balances at June 30, 2011 - Unaudited	9,766,667	$9,767	$321,233	$(53,270)	$277,730

The accompanying notes are an integral part of the financial statements.

SSTL, Inc.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	Period From Nov. 10, 2010 (Inception) To Mar. 31, 2011	Period From Nov. 10, 2011 (Inception) To June 30, 2011 (Unaudited)

Cash Flows From Operating Activities:
Net income (loss)	$(18,556)	$(34,714)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Amortization & depreciation	12,778	19,861
Accrued payables	603	1,633
Net cash provided by (used for) operating activities	(5,175)	(13,220)

Cash Flows From Investing Activities:
Fixed assets	-	(25,000)
Net cash provided by (used for) investing activities	-	(25,000)

The accompanying notes are an integral part of the financial statements.

SSTL, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SSTL, Inc. (the “Company”) was incorporated in the State of Nevada on November 10, 2010. The Company designs and assembles motorsport racing vehicles for its own use, and plans to compete in organized racing events. The Company has currently only conducted limited activities and is considered to be in the development stage.

Fiscal year

The Company employs a fiscal year ending March 31.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At March 31, 2011 and June 30, 2011 the Company had no balance in accounts receivable or the related allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life. The Company uses a three year life for racing vehicles, and five years for transport vehicles and furniture and fixtures.

SSTL, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

Advertising costs

Advertising costs are expensed as incurred. The Company recorded no material advertising costs in year ended March 2011, and $1,314 for the three months ended June 30, 2011.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

SSTL, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company plans to earn revenue from race purses and the sale of advertising to racing sponsors, but does not separate sales of different activities into operating segments. The Company has had no revenues.

Stock based compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

NOTE 2. RELATED PARTY TRANSACTIONS

In February 2011 the Company issued 9,666,667 shares of common stock to an officer for assets valued at cost of $290,000.

In fiscal year end 2010 and 2011 an officer contributed $5,000 and $35,000 to the capital of the Company.

SSTL, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 3. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	March 31, 2011	June 30, 2011

Racing vehicles and equipment	$140,000	$165,000
Transport vehicles	150,000	150,000
Less accumulated depreciation	(12,778)	(32,639)
Total	$277,222	$282,361

Depreciation expense in year ended March 2011 and for the three months ended June 30, 2011 was $12,778 and $19,861.

NOTE 4. NOTES PAYABLE

The Company at March 31, 2011 and June 30, 2011 had a note payable to a related party for $50,000 due in February 2012, unsecured, bearing interest at 10% per annum, with required monthly principal payments of $4,166. Interest expense in year ended March 2011 and for the three months ended June 30, 2011 was $603 and $319, with accrued interest payable at March 31, 2011 and June 30, 2011 of $603 and $922.

NOTE 5. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At March 31, 2011 the Company had net operating loss carryforwards of approximately $18,000 which begin to expire in 2031. The deferred tax asset of $3,700 created by the net operating loss has been offset by a 100% valuation allowance. The change in the valuation allowance in year ended March 2011 was $3,700.

SSTL, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 5. GOING CONCERN

The Company has suffered a loss from operations which raises substantial doubt about the Company’s ability to continue as a going concern. Continued losses could cause the Company to be unable to continue in the racing industry or to meet debt obligations. The Company believes that racing requires significant capital outlays on a continual basis to successfully fund operations, but with adequate funding that profitable operations can be achieved.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions. By doing so, the Company hopes to generate profits from racing activities. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ARTICLE VI of our Bylaws states that to the extent and in the manner  permitted  by the  laws of the State of Nevada, and  specifically   as  is  permitted  under  the  Nevada Revised Statutes pertaining to Corporations, the  corporation  shall  indemnify  any person who was or is a party  or is  threatened  to be  made a  party  to any  threatened,  pending  or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,  other than an action by or in the right of the  corporation,  by reason of the fact that such person is or was a director,  officer,  employee or agent of the corporation, or is or was serving at the request of the corporation as a director,  officer, employee or agent of another corporation,  partnership, joint venture, trust or other enterprise against expenses,  including attorneys' fees, judgments, fines and amounts paid in settlement.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 13. EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the fees and expenses of legal counsel and filing fees payable to the Securities and Exchange Commission. All expenses of this offering are being paid by the Company.

Expense or Fee	Amount to Be Paid
SEC Registration Fee	$
Printing and Edgarizing Expenses		$5,000
Legal Fees and Expenses		$25,000
Accounting Fees and Expenses		$15,000
Transfer Agent		$2,500
Miscellaneous		$5,000
TOTAL		$52,500

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the period November 10, 2010 (Inception) through June 30, 2011, the Company raised $27,750 in private financing from accredited investors. These funds were utilized for the daily operating activities of the company. The investors purchased shares from the Company at $.02 per share.

On February 15, 2011, the Company issued a total of 4,666,667 shares of common stock valued at $.03 per share to GB Investments, Inc. as payment for seven (7) customized NASCAR Racing Trucks from GB Investments, Inc.  Additionally on February 15, 2011 we issued a total of 5,000,000 shares of common stock valued at $.03 per share to GB Investments, Inc. as payment for a motorcoach ("RV").

Upon incorporation of the Company on November 10, 2010, the Company issued a total of 4,200,000 shares at a purchase price of $.001 per share to the founders of the Company.

All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the e above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1 . References to "the Company" in this Exhibit List mean Speedsport Branding, Inc., a Nevada corporation.

Exhibit #	Description
3(i).1	Articles of Incorporation of SSTL, Inc, Inc., as amended
3(ii).1	Corporate Bylaws for Speedsport Branding, Inc, Inc.
5.1	Legal opinion and consent of The Bingham law Group, APC.
10.1	Race Truck Purchase Agreement between SSTL, Inc. and GB Investments, Inc.
10.2	Motorcoach Purchase Agreement
10.3	Line of Credit Agreement
23.1	Consent of the Bingham Law Group, APC. (included with Exhibit 5.1)
23.2	Consent of SSTL, Inc.’s Auditors

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b), if in the Aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for purposes of determining liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mooresville, State of North Carolina, on November 7, 2011 .

SSTL, Inc

By:	/s/ Jason White
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SSTL, Inc.

Date: November 7, 2011	By:	/s/ Jason White
Jason White Chairman, CEO, Principal Executive Officer and Director

SSTL, Inc.

Date: November 7 , 2011	By:	/s/ Susan Lokey
Susan Lokey Chief Financial and Principal Accounting Officer

EXHIBIT INDEX

Exhibit #	Description
3(i).1	Articles of Incorporation of SSTL, Inc, Inc., as amended
3(ii).1	Corporate Bylaws for Speedsport Branding, Inc, Inc.
5.1	Legal opinion and consent of The Bingham law Group, APC.
10.1	Race Truck Purchase Agreement between SSTL, Inc. and GB Investments, Inc.
10.2	Motorcoach Purchase Agreement
10.3	Line of Credit Agreement
23.1	Consent of the Bingham Law Group, APC. (included with Exhibit 5.1)
23.2	Consent of SSTL, Inc.’s Auditors